Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

DECLARES FIRST QUARTER 2007 DISTRIBUTION

AND FINANCIAL RESULTS

Philadelphia, PA, April 26, 2007 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. and its subsidiaries (NYSE: APL) (“Atlas Pipeline”), today reported its results for the first quarter 2007. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 1,641,026 common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. Net income for the first quarter 2007 was $3.2 million compared with $4.5 million for the first quarter 2006. Please see today’s Atlas Pipeline press release regarding its first quarter 2007 earnings for further information regarding its results.

The Partnership has declared its quarterly cash distribution for the first quarter 2007 of $0.25 per common limited partner unit, which will be paid on May 18, 2007 to common unitholders of record as of May 8, 2007.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s first quarter results on Friday morning, April 27, 2007 at 9:00 am EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Friday, April 27, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 58837914.

Atlas Pipeline Holdings, L.P. is the parent of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 limited partner units of Atlas Pipeline Partners, L.P. For more information, visit our website at www.atlaspipelineholdings.com or please contact investor relations at bbegley@atlaspipelinepartners.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, Atlas Pipeline Partners, L.P. owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. Atlas Pipeline Partners, L.P. also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit Atlas Pipeline Partners, L.P.’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an 83% interest in Atlas Pipeline Holdings, L.P. Atlas America also owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN).

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in Atlas Pipeline Partners, L.P.’s Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to Atlas Pipeline Partners, L.P.’s gas gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2007	2006
INCOME STATEMENT
Revenue:
Natural gas and liquids	$102,176	$100,477
Transportation and compression – affiliates	7,720	7,874
Transportation and compression – third parties	9,838	8,777
Other income (loss)	(2,190)	682

Total revenue and other income (loss)	117,544	117,810

Costs and expenses:
Natural gas and liquids	87,810	85,892
Plant operating	4,530	3,227
Transportation and compression	3,112	2,076
General and administrative	6,568	4,216
Compensation reimbursement – affiliates	630	720
Depreciation and amortization	6,534	5,275
Interest	6,846	6,337
Minority interest in NOARK	—	569
Minority interest in Atlas Pipeline Partners, L.P.	(1,648)	5,047

Total costs and expenses	114,382	113,359

Net income	3,162	4,451
Atlas Pipeline Partners, L.P. preferred unit imputed dividend cost	(499)	(95)

Net income attributable to common limited partners/owners	$2,663	$4,356

Allocation of net income attributable to common limited partners/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on July 26, 2006)	$—	$4,356
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	2,663	—

Net income attributable to common limited partners/owners	$2,663	$4,356

Net income attributable to common limited partners per unit:
Basic	$0.13

Diluted	$0.13

Weighted average common limited partner units outstanding:
Basic	21,100

Diluted	21,123

	March 31, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,939	$2,198
Total assets	784,746	787,134
Total debt	339,026	324,083
Total partners’ deficit	(45,951)	(7,010)